United States securities and exchange commission logo





                     September 12, 2022

       Dean Y. Shigemura
       Vice Chair, Chief Financial Officer and Principal Accounting Officer Bank of Hawaii Corporation
       130 Merchant Street
       Honolulu, Hawaii 96813

                                                        Re: Bank of Hawaii
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-06887

       Dear Mr. Shigemura:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance